Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 22, 2024 (except for the effects of the reverse stock split as described in Note 1, as to which the date is January 21, 2025) in the Registration Statement (Form S-1) and the related Prospectus of Salarius Pharmaceuticals, Inc. for the registration of common stock, pre-funded warrants, and representative warrants.
/s/ Ernst & Young LLP
Houston, Texas
January 21, 2025